EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


          This Employment Agreement (the "Agreement"), dated as of August 22, 2006 (the "Effective Date"), by and between the Gateway Energy Corporation, a Delaware corporation (the "Employer"), and Christopher M. Rasmussen (the "Executive").

                              W I T N E S S E T H:

          In consideration of the promises, the agreements and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows:

          1. Agreement of Employment. The Executive's future employment with the Employer shall be subject to the terms and conditions of this Agreement. Various capitalized terms are defined either where they first appear in this Agreement or in Sections 7(b) and 8.

          2. Term, Position and Responsibilities.

                    (a) Term of Employment. Pursuant to this Agreement, Employer shall employ the Executive for a term commencing on the Effective Date and ending upon termination pursuant to Section 6 (such period to be known as the "Term"). The respective rights and obligations of the parties hereunder shall survive the end of the Term to the extent that any obligation of the Employer under this Agreement remains unpaid (or otherwise not fully discharged) as of such time, and to the extent provided in Sections 7 and 18.

                    (b) Position and Responsibilities. During the Term, the Executive shall serve as Chief Financial Officer of the Employer reporting directly to its Board. The Executive shall devote substantially all of his skill, knowledge and working time to the conscientious performance of such duties, except for reasonable vacation time (as described in Section 5(b)), absence for sickness or similar Disability and authorized leaves of absence.

                    (c) Place of Employment. During the Term, the Executive's primary place of employment shall be at the Employer's headquarters located in Houston, Texas, except as travel to other locations is warranted by the business of the Employer.

          3. Base Salary. As partial compensation for the services to be performed by the Executive hereunder, the Employer shall pay the Executive an annualized base salary of at least $90,000.00 during each year of the Term. The Compensation and Stock Option Committee of the Employer's Board of Directors (the "Committee") shall review Executive's base salary at least annually during the Term and, in its discretion, may increase (but not decrease) such base salary from time to time based upon the performance of the Executive, the financial condition of the Employer, prevailing industry salary scales and such other factors as it may consider relevant. The annualized base salary payable to the Executive under this Section 3, as the same may be increased from time to

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time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the "Base Salary." The Base Salary actually payable under this Section 3 shall be reduced to the extent that the Executive elects to defer any portion of such Base Salary under the terms of any section 401(k) savings plan or nonqualified deferred compensation plan maintained or established by the Employer and shall be reduced for applicable statutory reductions and withholding. The Employer shall pay the Executive the Base Salary in semi-monthly installments, or in such other installments as may be mutually agreed upon by the Employer and the Executive.

          4. Benefits.

                    (a) Welfare Benefits. During the Term, the Employer shall arrange for the provision to the Executive and his family of medical, dental, prescription drug, vision, life insurance and long-term disability benefits. The benefits so required shall be comparable to those benefits presently available to the Executive by the Employer, as the same may be amended and in effect from time to time.

                    (b) Retirement Benefits. During the Term, the Executive shall be entitled to participate in a tax-qualified "section 401(k)" retirement plan as made generally available to employees of the Employer and such other retirement plans as are generally available from time to time to senior executive officers of the Employer.

          5. Perquisites and Expenses.

                    (a) General. During the Term, the Executive shall be entitled to participate in such perquisites as are generally available from time to time to senior executive officers of the Employer, on the terms and conditions then prevailing under such perquisites.

                    (b) Vacation. During the Term, the Executive shall be entitled to three (3) weeks of paid vacation per year, without carry-over accumulation, consistent with the Employer's vacation policy generally applicable to other employees of the Employer.

                    (c) Expense Reimbursement. During the Term, the Executive shall be entitled to receive prompt reimbursement upon a timely basis (according to the then-current practices of the Employer) for all reasonable expenses incurred by the Executive in performing his duties and responsibilities hereunder upon the presentation by the Executive of an itemized monthly accounting of such expenditures, including receipts where required by the Employer's policy or federal income tax regulations.

          6. Termination of Employment.

                    (a) Due to Death or Disability. Upon the Executive's death or Disability, all obligations of the Employer and the Executive under Sections 1 through 5 of this Agreement shall immediately cease; provided, however, the Employer shall pay, and the Executive (or his estate) shall be entitled to receive, the following:

                    (i) any accrued, unpaid portion of Base Salary and accrued vacation through the Date of Termination;

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                    (ii)      in lieu of any annual incentive compensation for
                              the period in which Executive's applicable Date of Termination occurs, but subject to the terms of any annual incentive compensation plan or program which would provide for greater compensation upon the Date of Termination, the Executive shall be paid the amount produced by multiplying:

                              (A) the Executive's annual incentive bonus for the year in which the Executive's Date of Termination occurs determined as of the end of such year in accordance with the applicable plan, by

                              (B) a fraction, the numerator of which is the number of days the Executive was employed in the year through the Date of Termination, and the denominator of which is the total number of days in the year relevant to the annual incentive compensation plan; and

                    (iii) all amounts owing and accrued at the Date of Termination, after taking into account such death or Disability, under any long-term incentive compensation and deferred compensation plans in which the Executive theretofore participated, under the terms and conditions of such plans.

          Amounts which are immediately payable will be paid as promptly as reasonably practicable, but no later than thirty (30) days, after the Executive's Date of Termination, except that the amounts payable under clause (ii) above shall be paid as promptly as reasonably practicable after the end of the year in which the Date of Termination occurs. In addition, the Employer shall continue to provide at its expense the benefits described in Section 4(a) of this Agreement, as in effect at the time of Executive's death or Disability, to the Executive (if disabled) and Executive's immediate family for a period of eighteen
          (18) months.

                    (b) Termination by the Employer for Cause and Voluntary Termination by the Executive. Upon the Executive's termination of employment during the Term (i) by the Employer for Cause or (ii) by the Executive without Good Reason (other than due to the Executive's death or Disability), in which case Executive agrees to deliver to the Board the Notice of Termination at least thirty (30) days prior to termination of employment, all obligations of the Employer under Sections 1 through 5 of this Agreement shall immediately cease; provided, however, the Employer shall pay the Executive, and the Executive shall be entitled to receive, any accrued, unpaid portion of Base Salary through the Date of Termination. In addition, the Executive shall be entitled to any vested, non-forfeitable amounts owing and accrued at the Date of Termination under any long-term incentive compensation and deferred compensation plans in which the Executive theretofore participated, under the terms and conditions of such plans. Amounts which are immediately payable will be paid as promptly as reasonably practicable, but no later than thirty (30) days, after the Executive's Date of Termination.

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                    (i)       Termination by the Employer without Cause and
                              Termination by the Executive for Good Reason. Upon the Executive's termination of employment during the Term either (1) by the Employer for any reason other than death, Disability, Retirement or for Cause, or (2) by the Executive for Good Reason, all obligations of the Employer and the Executive under Sections 1 through 5 of this Agreement shall immediately cease; provided, however, the Employer shall provide to the Executive and the Executive shall be entitled to receive:

                    (ii)      payment of the aggregate of the following amounts:

                              (A) the Executive's accrued and unpaid Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid; and

                              (B) one (1) times an amount equal to the highest sum of the Executive's Base Salary plus annual incentive bonus earned, in each of the three most recently completed fiscal years of the Employer, provided that in the event a Change of Control has occurred prior to the Date of Termination, such highest sum shall be multiplied times one and one-half (1 1/2); and

                    (iii) the Employer shall continue to provide at its expense the benefits described in Section 4(a) of this Agreement, as in effect at the Date of Termination to the Executive and Executive's immediate family for a period of up to eighteen
                              (18) months. The Executive's coverage for the remainder of such eighteen-month period shall not be included in the calculation of the period of coverage to be provided pursuant to any statutory continuation of benefits obligation (such as COBRA). The Executive's right to statutory continuation coverage shall commence on the first day following the end of such eighteen-month period. If such welfare benefit plans and programs do not allow the Executive's continued participation, a cash payment shall be made to the Executive equal to the value of the additional benefits the Executive would have received under such benefit programs in which the Executive was participating immediately prior to the Date of Termination. With respect to any payment under the immediately preceding sentence, the value of any insurance-provided benefits shall be based on the premium cost to the Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating. These benefits shall be reduced by the amount of similar benefits Executive is eligible to receive during such period from or through a subsequent employer, as determined solely by the Board. For the purposes of enforcing

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                              this offset provision, Executive shall notify the
                              Board as to the terms and conditions of any subsequent employment and the corresponding benefits received pursuant thereto, and shall provide, or cause to provide the Board, correct, complete, and timely information concerning the same.

          Amounts which are payable above will be paid as promptly as reasonably practicable, but no later than thirty (30) days, after the Executive's Date of Termination, provided however, if a Change of Control has not occurred prior to the Date of Termination, then the Company may elect to pay such amounts in twelve (12) equal monthly installments with the first such installment being due and payable on the first day of the first calendar month following the Date of Termination. If the Company elects to make such payments in installments, the Company shall secure the entire amount due pursuant to a letter of credit issued by a bank.

                    (c) Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) or notice on non-renewal of the Term pursuant to Section 2(d) shall be communicated by written "Notice of Termination" from one party hereto to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon. Any Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and the effective date of termination of this Agreement and Executive's employment.

                    (d) Notices of Cause and Good Reason. A termination for Cause shall be permitted hereunder only if an Employer provides the Notice of Termination not later than six (6) months after the date the Employer first knew or should have known of the act or omission to act giving rise to the termination for Cause. A termination for Good Reason shall be permitted hereunder only if the Executive provides the Notice of Termination not later than six (6) months after the date the Executive first knew or should have known of the act or omission to act giving rise to the termination for Good Reason. In either case, the six (6)-month period shall be tolled during any permitted period of correction or administrative procedure.

                    (e) Discharge of Obligations. The payments and benefits under Section 6 shall fully and totally satisfy the Executive's entitlement, and shall fully discharge the Employer, in respect of all statutory compensation and benefits and any notice obligation under applicable law. Any payments and benefits provided for in this Section 6 shall be contingent upon Executive executing a full release of any and all claims against the Employer, the Board and officers of the Employer and any affiliates and representatives of the Employer arising out of Executive's employment with the Employer or this Agreement.

                    (f) Termination by Either Party After the Term Hereof. Notwithstanding any of the provisions of Section 7 hereof, if Executive's employment is terminated for any reason after the expiration of the Term hereof and no other written employment

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          agreement between the Executive and the Employer is in effect,
          Executive will be free of all his obligations under second sentences of Section 7(d), (e) and (e) hereof.

                    (g) Resignation. In the event of termination of Executive's employment hereunder (for any reason other than death), the Executive agrees that if at such time he is a member of the Board or officer of this Employer or a director or officer of any of its subsidiaries, he will promptly deliver to the Employer his written and executed resignation from all such positions, such resignation to be effective as of the Executive's Date of Termination.

          7. Non-Disclosure, Non-Competition and Non-Solicitation Covenants. Set out in this Section are certain covenants regarding non-disclosure, non-competition and non-solicitation which the Executive acknowledges, accepts and agrees to by entering into this Agreement.

                    (a) Acknowledgements. The Executive acknowledges that, as Chief Executive Officer and President of the Employer, the Executive frequently is or will be exposed to certain "Trade Secrets" and "Confidential Information" (as those terms are defined in Section 7(b)). Accordingly, the Executive acknowledges and agrees that it is reasonable for the Employer to require the Executive to abide by the covenants set forth in this Section 7 during and after Executive's term of employment.

                    (b) Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

                    (i) "Competitive Position" means a position as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director or other individual or representative capacity with a competitor whereby Executive is required to perform executive level services substantially similar to those that the Executive performs for the Employer.

                    (ii) "Competitor" refers to any person or entity engaged, wholly or partly, in the business of owning or operating natural gas gathering, transportation and distribution systems and related facilities or nitrogen rejection processes which would result in direct competition with the Employer.

                    (iii) "Confidential Information" means the proprietary and confidential data or information of the Employer, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to the Employer and is not public information or is not generally known or available to the Employer's Competitors.

                    (iv) "Trade Secrets" means information of the Employer, including, but not limited to, technical or non-technical data, compilations, programs, devices, methods, techniques, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which (a) derives economic value, actual or potential, from

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                              not being generally known to, and not being
                              readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                    (c) Non-disclosure, Ownership of Proprietary Property.

                    (i) The Executive hereby covenants and agrees that (A) with regard to information constituting a Trade Secret, at all times during the Executive's employment with the Employer and all times thereafter during which such information continues to constitute a Trade Secret; and (B) with regard to any Confidential Information, at all times during the Term and for a period of five (5) years after his Date of Termination, the Executive shall regard and treat all information constituting a Trade Secret or Confidential Information as strictly confidential and wholly owned by the Employer and will not, for any reason in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such information to any party for any purpose other than strictly in accordance with the express terms of this Agreement and other than as may be required by law.

                    (ii)      In addition to complying with the provisions of
                              Section 7(c)(i) and except as provided in Section 6(g), the Executive shall exercise the Executive's best efforts to assist the Employer, to the extent the Employer deems reasonably necessary, in the procurement of any protection of its rights to or in any of the Trade Secrets or Confidential Information.

                    (d) Immediately upon the Executive's Date of Termination with the Employer, or at any point prior to or after that time upon the specific request of the Employer, the Executive shall return to the Employer all written or descriptive materials of any kind in the Executive's possession or to which the Executive has access that constitute or contain any Confidential Information or Trade Secrets.

                    (e) Non-Competition. The Executive agrees that during the Term of this Agreement, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, take any action in furtherance of or in conjunction with a Competitive Position with a Competitor of the Employer. Except as provided in Section 6(g), the Executive agrees that for a period of twelve (12) months after his Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, take any action in furtherance of or in conjunction with a Competitive Position with a Competitor within the continental United States.

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                    (f) Non-Solicitation of Customers. The Executive agrees
          that, while employed with the Employer, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Employer for on behalf of himself or any Competitor. Except as provided in Section 6(g), the Executive agrees that for a period of twelve (12) months after his Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, for or on behalf of himself or a Competitor, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Employer with whom the Executive had substantial contact during a period of time up to, but no longer than two (2) years prior to the Executive's Date of Termination.

                    (g) Non-Solicitation of Personnel. The Executive agrees that, while employed with the Employer, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee or other personnel of the Employer to terminate, alter or lessen that party's affiliation with the Employer or to violate the terms of any agreement or understanding between such employee or other person and the Employer. The Executive agrees that, for a period of twelve (12) months after the Executive's Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any "material" or "key" (as those terms are defined in the next sentence) employee or other personnel of the Employer to terminate, alter or lessen that party's affiliation with the Employer or to violate the terms of any agreement or understanding between such employee or other person and the Employer. For purposes of the preceding sentence, "material" or "key" employees or other personnel of the Employer are those who have access to the Employer's Trade Secrets and Confidential Information.

                    (h) Remedies. The Executive agrees that damages at law for the Executive's violation of any of the covenants in this Section 7 would not be an adequate or proper remedy and that should the Executive violate or threaten to violate any of the provisions of such covenants, an Employer or its successors or assigns shall be entitled to obtain a temporary or permanent injunction against the Executive in any court having jurisdiction prohibiting any further violation of any such covenants.

                    (i) Ability to Earn Livelihood. Executive expressly agrees and acknowledges that the covenants and restrictions contained in
          Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Employer of its non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise.

                    (j) Enforcement. If any court of competent jurisdiction or arbitrator deems any term, or the scope of any provision, of Section 7 unenforceable, the aspects of this Section 7 so deemed shall be reduced, reformed or modified by appropriate order and shall thereafter continue, as so modified, in full force and effect, and the remainder of Section 7 of the Agreement shall nevertheless stand and shall remain in full force and effect.

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          8. Definitions. For purposes of this Agreement, the following terms shall have the following meanings (unless expressly indicated to the contrary) and the term shall be capitalized when the meaning is intended:

          (a) "Board" means the Board of Directors of the Employer.

          (b) "Cause" means, as to the Executive, any of the following:

                    (i) the Executive's conviction of any felony, or any other crime involving misuse or misappropriation of money, or entering a plea of no contest in a court of law to a felonious crime or other crime involving a misuse or misappropriation of money or property; or

                    (ii) the Executive's engaging in one or more acts of dishonesty which (A) result in material and demonstrable damage to the Employer or (B) materially and demonstrably impair the value of the Executive's services to the Employer; or

                    (iii)     a fraudulent certification under Section 302 or
                              Section 906 of the Sarbanes-Oxley Act of 2002, as amended from time to time; or

                    (iv) the Executive's violation of any of the covenants set out in Section 7 of this Agreement.

                    Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a notice specifying the nature of the grounds for such termination. The notice also shall afford the Executive with the opportunity, together with the Executive's counsel, to be heard regarding the existence of Cause. The Executive shall have thirty (30) days to correct the acts or omissions complained of, if correctable. Nothing contained in the foregoing provisions of this Section or elsewhere in this Agreement shall be deemed to interfere in any way with the right to terminate the Executive's employment at any time without Cause.

                    (c) "Change in Control" means the occurrence of any of the following events during the Term of this Agreement and shall be deemed to have occurred on the date the first such event occurs:

                    (i) Change in Voting Power. Any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Employer, or any Subsidiary, or any entity beneficially owned by any of the foregoing) beneficially own (as defined in Rule 13(d)-3 under the Exchange Act) without Board approval or consent, directly or indirectly, at

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                              least thirty percent (30%) of the total voting
                              power of the Employer entitled to vote generally in the election of the Board;

                    (d) Change in Board of Directors. Either:

                    (i) the Current Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "Current Director" means any member of the Board as of the date of this Agreement, and any successor of a Current Director whose election or nomination for election by the Employer's stockholders was approved by at least a majority of the current Directors then on the Board); or

                    (ii) at any meeting of the stockholders of the Employer called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

                    (iii) Liquidation, Merger or Consolidation. The stockholders of the Employer approve an agreement providing for the merger or consolidation of the Employer (i) in which the Employer is not the continuing or surviving corporation (other than consolidation or merger with a wholly owned subsidiary of the Employer in which all shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (ii) pursuant to which the shares are converted into cash, securities or other property, except a consolidation or merger of the Employer in which the holders of the shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

                    (iv) Sale of Assets. The stockholders of the Employer approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Employer or a plan of complete liquidation of the Employer.

                    (e) "Code" means the Internal Revenue Code of 1986, as amended.

                    (f) "Date of Termination" means, (i) if the Executive's employment with the Employer (or a successor) is terminated by the Executive's death, the date of the Executive's death; (ii) if such employment is terminated by the Employer for Cause, the date on which Notice of Termination is given; and (iii) if such employment is

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          terminated for any other reason, the date on which Notice of
          Termination is given or, if no such Notice of Termination is given, the day after the date the Executive ceases to render services.

                    (g) "Disability" means a determination by the Board, in its reasonable discretion, that the Executive is unable to engage in the customary duties and responsibilities of his position by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least six (6) months. If the Executive disputes the determination of the Board, the dispute shall be resolved by a mutually agreed upon physician. Upon the failure of the Employer and the Executive to agree upon a physician, the Executive and the Employer shall each select, at their own expense, a physician, duly licensed to practice in that field of medicine encompassing the area of alleged disability, to examine the Executive. The physicians selected by Executive and the Employer, respectively, shall mutually select a third physician, duly licensed to practice in that field of medicine encompassing the area of alleged disability, to examine Executive. Each such physician selected shall be a disinterested person of recognized competence who, at the time of his or her selection, has no professional or business relationship with the other physicians selected, Executive or the Employer. Thereafter, within a reasonable time period after the selection of the three (3) physicians, not to exceed thirty (30) days after the selection of the final physician, Executive shall submit to an examination by each such physician. Each physician shall then determine whether Executive is disabled within the meaning of this Agreement, and shall provide written notice of his or her determination to both Executive and the Employer. The decision reached by a majority of the physicians shall be conclusive on the parties hereto. The cost of each physician shall be borne equally by the Executive and the Employer. In no event shall the good faith determination of any physician selected pursuant to this Agreement give rise to liability of any kind whatsoever by such physician to either Executive or the Employer.

                    (h) "Good Reason" means the occurrence of any of the following events:

                    (i) the assignment to the Executive of duties materially inconsistent with the Executive's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) of this Agreement, or any other action by the Employer which results in a significant diminution in such position, authority, duties;

                    (ii) the Employer's requiring the Executive to be based at any office or location more than fifty (50) miles from the location described in Section 2(c);

                    (iii) a reduction by the Employer in the Executive's rate of annual Base Salary; or

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                    (iv)      the failure of the Employer to obtain from a
                              successor (including a successor to a material portion of the business or assets of the Employer) a satisfactory assumption in writing of the Employer's obligations under this Agreement.

          Notwithstanding the foregoing, Good Reason shall not exist if (i) such event occurs with the Executive's express prior written consent; (ii) the event is an isolated, insubstantial and inadvertent action or failure to act which was not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive; or (iii) the event occurs in connection with the termination of the Executive's employment for Cause or due to Disability or death.

                    (i) "Retirement" means termination of Executive's employment by the Employer after Executive has reached the Employer's retirement age, as established from time to time by the Employer for its senior executive officers, which in no event shall be earlier than 65 years of age.

          9. Assumption of Agreement. The Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive incurred a termination of employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the term "Employer" shall mean the Employer as herein previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement or otherwise.

          10. Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with the Executive by any other person or entity) are merged herein and superseded hereby.

          11. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon and inure to the benefit of the Employer and its permitted successors and assigns as provided. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, margined, conveyed, gifted, alienated, or hypothecated by the Executive, except as otherwise expressly permitted by the provisions of this Agreement. The Employer shall have the right to assign this Agreement to any corporation with which it may merge or consolidate.

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


          12. Arbitration. Except for the rights and duties of the parties set forth in Section 7(g) of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid for all periods up to the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If the Executive is the prevailing party with respect to enforcement of this Agreement, Employer shall pay all costs and expenses, including but not limited to, reasonable attorneys' fees actually incurred by the Executive in the successful enforcement in respect to any of his rights under this Agreement.

          13. Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Texas, without regard to Texas conflicts of law principles, except in so far as federal laws and regulations may be applicable.

          14. Withholding. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to the Executive under this Agreement will be subject to required withholding taxes and other required deductions, and the Executive shall provide the Employer such information as the Employer reasonably requests so that such Employer may implement and verify the operation of this Section.

          15. Amendments and Waivers. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Committee or a person authorized thereby and is agreed to in writing by the Executive and such officer as may be specifically designated by the Committee. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          16. Severability. In the event that all or any part of any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement or such provision shall be unaffected thereby and shall remain in full force and effect. If any provision of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable. Nothing in this Agreement is intended to or shall be construed to violate any federal or state law or regulation.

          17. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing, delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                    (a) if to the Employer, to it at its headquarters, to the attention of the chairman of its Board of Directors; and

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                    (b) if to the Executive, to the Executive at the last
          address the Executive has filed in writing with the Employer.

          18. Assistance in Litigation. During the Term and for a period of three (3) years thereafter, the Executive shall, upon reasonable notice, furnish such information and proper assistance to the Employer as may reasonably be required by the Employer in connection with any litigation in which the Employer or any of its subsidiaries or affiliates is, or may become, a party. The Employer shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such assistance and, in the event Executive is no longer employed by the Employer, the Employer shall pay Executive reasonable compensation for his time spent rendering such assistance. The provisions of this Section 18 shall continue in effect notwithstanding termination of the Executive's employment hereunder for any reason. If assistance is required after the Term, Executive shall not be required to provide assistance to the extent it unreasonably interferes with Executive's new employment.

          19. No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

          20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          21. Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

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


          IN WITNESS WHEREOF, the Employer has duly executed this Agreement by its authorized representative and the Executive has hereunto set his hand, in each case effective as of the date first above written.

                                            GATEWAY ENERGY CORPORATION


                                            By:  /s/  Robert Panico
                                               --------------------------------
                                            Name:     Robert Panico
                                            Title:    President and
                                                      Chief Executive Officer


                                            THE EXECUTIVE:


                                            /s/  Christopher M. Rasmussen
                                            -----------------------------------
                                                 Christopher M. Rasmussen

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